UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 or 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (Date of earliest event reported): August 26, 2010

MUELLER WATER PRODUCTS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	0001-32892	20-3547095
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

1200 Abernathy Road, Suite 1200

Atlanta, Georgia 30328

(Address of Principal Executive Offices)

(770) 206-4200

(Registrant’s telephone number, including area code)

Not applicable.

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240-14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240-13e-4(c))

Item 1.01.	Entry Into a Material Definitive Agreement.

$225 Million Aggregate Principal Amount of 8-3/4% Senior Notes Due 2020

On August 26, 2010, Mueller Water Products, Inc. (the “Company”) entered into an indenture (the “Indenture”) among the Company, the guarantors named therein and The Bank of New York Mellon Trust Company, N.A., as trustee, under which the Company issued $225,000,000 aggregate principal amount of 8-3/4% Senior Notes due 2020 (the “Notes”). The Notes were sold at a price of 98.37% of their principal amount. The Notes were offered only to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and outside the United States to non-U.S. persons pursuant to Regulation S under the Securities Act. The Notes have not been registered under the Securities Act, or the securities laws of any state or other jurisdiction, and may not be offered or sold in the United States without registration or an applicable exemption from registration under the Securities Act. This Current Report on Form 8-K does not constitute an offer to sell or the solicitation of an offer to buy the Notes.

The Notes will mature on September 1, 2020. Interest on the Notes is payable semiannually in arrears on March 1 and September 1 of each year at a fixed rate of 8-3/4% per annum, and the first interest payment will be made on March 1, 2011.

The Notes are the Company’s general unsecured unsubordinated obligations, ranking equally with all of the Company’s other existing and future senior unsecured obligations. The Notes will be senior to all of the Company’s existing and future subordinated debt and subordinated to all of the Company’s existing and future secured debt to the extent of the value of the assets securing such indebtedness, including borrowings under the Company’s asset-based revolving credit agreement.

The Notes are guaranteed by all of the domestic restricted subsidiaries of the Company. The guarantees are the guarantors’ general unsecured unsubordinated obligations, ranking equally with all of the guarantors’ other existing and future senior unsecured obligations. The guarantees will be senior to all of the guarantors’ existing and future subordinated debt and subordinated to all of the guarantors’ existing and future secured debt to the extent of the value of the assets securing such indebtedness, including borrowings under the Company’s asset-based revolving credit agreement.

The Notes and the Indenture restrict the Company’s and its restricted subsidiaries’ ability to, among other things, make restricted payments (including certain types of investments), incur debt, issue preferred stock, incur liens, engage in sale and leaseback transactions, permit dividend and other payments, merge, consolidate or sell assets and engage in transactions with affiliates. These restrictions are subject to a number of significant limitations and exceptions.

The Notes and the Indenture also contain customary events of default, including failure to pay principal or interest on the Notes or the guarantees when due, among others. If an event of default occurs under the Indenture and the Notes, the trustee or the holders of at least 25% in principal amount outstanding of the Notes may declare the principal amount premium, if any, and accrued but unpaid interest on the Notes to be due and payable immediately.

The Company may redeem the Notes, in whole or in part, at any time on or after September 1, 2015, at specified redemption prices, plus accrued and unpaid interest, if any. The Notes are redeemable at par on or after September 1, 2018. Also, not more than once during each twelve-month period ending on September 1, 2011, 2012 and 2013, the Company may redeem up to 10% of the Notes in each such twelve-month period at a redemption price of 103% of the principal amount of the Notes being redeemed, plus accrued and unpaid interest, if any. In addition, on or prior to September 1, 2013, the Company may redeem up to 35% of the Notes from time to time at a redemption price of 108.750% of the principal amount of the Notes being redeemed, plus accrued and unpaid interest, if any, with the net cash proceeds of certain equity offerings. Upon the occurrence of a change in control, the Company must offer to repurchase the Notes at 101% of their principal amount, plus accrued and unpaid interest, if any.

A copy of the Indenture is attached hereto as Exhibit 4.3 and is incorporated herein by reference. The above description of the Indenture and the Notes is qualified in its entirety by reference to the attached Indenture.

In connection with the offering of the Notes, the Company has executed a registration rights agreement pursuant to which it has agreed to use its reasonable best efforts to register with the Securities and Exchange Commission notes having substantially identical terms as the Notes as part of an offer to exchange freely tradable exchange notes for the Notes. The Company will use its reasonable best efforts to cause the exchange offer to be completed or, if required, to have one or more shelf registration statements declared effective, within 360 days after the issue date of the Notes. If this obligation is not satisfied (a “registration default”), the annual interest rate on the Notes will increase by 0.25%. The annual interest rate on the Notes will increase by an additional 0.25% for each subsequent 90-day period during which the registration default continues, up to a maximum additional interest rate of 1.00% per annum. If the registration default is corrected, the applicable interest rate on the Notes will revert to the original level.

Asset-Based Revolving Credit Agreement

On August 26, 2010, the Company entered into a Credit Agreement (the “Credit Agreement”) among the borrowers named on the signature pages thereto, Bank of America, N.A., as administrative agent (the “Agent”), and the lenders party thereto. The Credit Agreement includes revolving loans, swing line loans and letters of credit to or for the benefit of the borrowers in the maximum aggregate principal amount at any time outstanding of $275,000,000, as such amount may be adjusted from time to time in accordance with the terms of the Credit Agreement. The Credit Agreement allows the Company to request an increase in commitments up to $150,000,000, or to total commitments of $425,000,000, subject to adequate borrowing base availability and lender agreement. The Company may borrow up to $25,000,000 through swing line loans and may request the issuance of up to $60,000,000 in face amounts of letters of credit under the letter of credit line. The Credit Agreement matures on August 26, 2015.

Borrowings under the Credit Agreement bear interest, at the Company’s option, at LIBOR plus 275 to 325 basis points, or a base rate (as defined in the Credit Agreement) plus 175 to 225 basis points. The applicable rate at which the interest is calculated will be subject to quarterly adjustment based on the amount of average availability under the Credit Agreement. The initial rate will be LIBOR plus 300 basis points.

The Company will pay a commitment fee of 50 basis points on the unused portion of the Credit Agreement. These fees are payable monthly in arrears and upon the maturity or termination of the Credit Agreement.

The Company is not subject to mandatory prepayments under the Credit Agreement, unless (a) the total outstanding amount under the Credit Agreement (including loans and letters of credit) is greater than the lesser of (i) the aggregate commitments under the revolving credit facility (and, if greater than the borrowing base, subject to certain reserves) and (ii) the borrowing base or (b) the Company disposes of overdue accounts receivable in certain circumstances. The borrowing base is equal to the sum of (i) 85% of the value of eligible accounts receivable and (ii) the lesser of (a) 65% of the value of eligible inventory and (b) 85% of the net orderly liquidation value of the value of eligible inventory, less certain reserves, some of which may be increased by the exercise of the Agent’s Credit Judgment (as defined in the Credit Agreement). The Credit Agreement can be prepaid at any time with no penalty.

All of the Company’s material direct and indirect domestic restricted subsidiaries that own components of the borrowing base are borrowers under the Credit Agreement and are jointly and severally liable for the obligations of the other borrowers. The Company’s obligations under the Credit Agreement are secured by a first-priority perfected lien on all of the Company’s and the other borrowers’ inventory, accounts, certain cash and other supporting obligations.

The Credit Agreement contains certain affirmative and negative covenants that impose restrictions on the Company’s financial and business operations, including limitations on indebtedness, liens, investments, fundamental changes, acquisitions, asset dispositions, dividends and restricted payments, transactions with affiliates, payments and modifications of certain existing debt, future negative pledges, and changes in the Company’s business. The Credit Agreement also contains a financial covenant requiring the Company to maintain a Consolidated Fixed Charge Coverage Ratio (as defined in the Credit Agreement) of not less than 1.10 to 1.00 during any period commencing on the day that availability is less than the greater of (i) 12.5% of the aggregate commitments under the Credit Agreement and (ii) $34.0 million, and continuing until the date that during the previous 30 consecutive days, availability has been equal to or greater than those thresholds. Borrowings under the Credit Agreement are subject to significant conditions, including the absence of any material adverse change.

A copy of the Credit Agreement is attached hereto as Exhibit 10.23 and is incorporated herein by reference. The above description of the Credit Agreement is qualified in its entirety by reference to the attached Credit Agreement.

Item 1.02.	Termination of a Material Definitive Agreement.

On August 26, 2010, the Company terminated and repaid in full that certain amended and restated credit agreement, dated May 24, 2007, as amended on June 18, 2009, among the Company, as borrower, Bank of America, N.A., as administrative agent, an L/C issuer and as a lender, JPMorgan Chase Bank, N.A., as syndication agent, an L/C issuer and as a lender, Citicorp USA, Inc., Calyon New York Branch, and Suntrust Bank, as co-documentation agents and as lenders, and the other lenders party thereto (the “2007 Credit Agreement”). The 2007 Credit Agreement consisted of a senior secured revolving credit facility and two tranches of term loans. In connection with the termination of the 2007 Credit Agreement, the Company also terminated related interest rate swap contracts.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

The information provided under Item 1.01 above is incorporated by reference in this Item 2.03.

Item 8.01.	Other Events.

On August 26, 2010, the Company announced the closing of its previously announced offering of the Notes. The Company used the net proceeds from the offering of the Notes, together with $26.3 million of cash on hand and initial borrowings of $49 million under the Credit Agreement, to repay amounts outstanding under the 2007 Credit Agreement and to pay related fees and expenses.

We believe that the effect of the refinancing will be to enhance the Company’s operational flexibility. In addition, the refinancing extends debt maturities. In connection with the refinancing, the Company expects to recognize a pre-tax charge of approximately $22 million during the quarter ending September 30, 2010.

A copy of the press release announcing the closing of the offering of the Notes is attached as Exhibit 99.1.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

4.6	Indenture, dated August 26, 2010, among Mueller Water Products, Inc., the guarantors named therein and The Bank of New York Mellon Trust Company, N.A., as trustee (including the form of the notes).

10.23	Credit Agreement, dated August 26, 2010, among the borrowers named on the signature pages thereto, Bank of America, N.A., as administrative agent, and the lenders party thereto.

99.1	Press release issued by Mueller Water Products, Inc., dated August 26, 2010.

Forward Looking Statements.

This Current Report on Form 8-K contains certain statements that may be deemed “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements that address activities, events or developments that the Company intends, expects, plans, projects, believes or anticipates will or may occur in the future are forward-looking statements. Examples of forward-looking statements include, but are not limited to, statements the Company makes regarding the potential effect of the refinancing on the Company’s operations. Forward-looking statements are based on certain assumptions and assessments made by the Company in light of its experience and perception of historical trends, current conditions and expected future developments.

Actual results and the timing of events may differ materially from those contemplated by the forward-looking statements due to a number of factors, including regional, national or global political, economic, business, competitive, market and regulatory conditions and the following:

•	the demand level of manufacturing and construction activity;

•	the Company’s ability to service its debt obligations; and

•	the other factors that are described in the section entitled “RISK FACTORS” in Item 1A of our most recently filed Annual Report on Form 10-K.

Undue reliance should not be placed on any forward-looking statements. The Company does not have any intention or obligation to update forward-looking statements after it files this Current Report on Form 8-K, except as required by law.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: August 26, 2010	MUELLER WATER PRODUCTS, INC.

	By:	/s/ Evan L. Hart
Evan L. Hart Senior Vice President and Chief Financial Officer